Exhibit 99.1

Press Release

For further information:

Charles R. Carelli

Chief Financial Officer

EXACT Sciences Corporation

P: (508) 683-1275

E: ccarelli@exactsciences.com

EXACT SCIENCES ANNOUNCES THIRD QUARTER 2008 FINANCIAL RESULTS

Marlborough, MA – (November 6, 2008) – EXACT Sciences Corporation (NASDAQ: EXAS) today announced financial results for the third quarter ended September 30, 2008.  Net loss for the quarter ended September 30, 2008, was $3.0 million, or $0.11 per share, compared to $4.2 million, or $0.16 per share for the quarter ended September 30, 2007.

“By further reducing our cost structure this quarter, we extended our operating runway, based on current operational plans, through the second quarter of 2009, providing greater flexibility in our strategic discussions,” commented Jeffrey R. Luber, the Company’s President and Chief Executive Officer.  “We remain focused on a strategic transaction to leverage our broad intellectual property estate and maximize the long-term potential of our assets.  In this regard, we recently expanded our license with Johns Hopkins University (JHU) in multiple areas relating to colorectal cancer detection and obtained an option to certain areas relating to reproductive health.  We believe that many of our owned and in-licensed patents have application in the field of reproductive health, in addition to colorectal cancer screening and cancers of the aerodigestive tract in general.  For example, we have intellectual property broadly directed to the detection of allelic and chromosomal imbalances regardless of platform, as well as more platform-specific IP relating to primer extension, Digital PCR, and BEAMing techniques, which we believe are also applicable in the field of reproductive health.”

Net revenues for the third quarter of 2008 were $(0.7) million, compared to net revenues of $0.1 million for the third quarter of 2007.  The decrease in net revenues was driven by a charge to product royalty revenue of $1.0 million in the quarter ended September 30, 2008 related to a third-party royalty reimbursement obligation to Laboratory Corporation of America® Holdings (LabCorp®).  This charge was recorded in connection with the June 2007 amendment to the license agreement with LabCorp and resulted in negative product royalty revenue for the third quarter of 2008.  EXACT’s obligation to pay LabCorp under this provision is based on LabCorp’s sales volumes of its colon cancer testing service based on EXACT’s intellectual property during three measurement periods over the exclusive license period, which ends in December 2010.  A significant increase in test sales volumes during any of the measurement periods could reduce EXACT’s obligation related to that period, while test volumes consistent with LabCorp’s historical sales levels would result in aggregate payments to LabCorp of up to a maximum of $3.5 million over the remaining exclusive license period.  Based on sales volumes to date and sales volumes that the

Company anticipates from LabCorp, as of September 30, 2008, EXACT had accrued a total of $3.0 million related to the total potential $3.5 million obligation to LabCorp, compared to $2.0 million as of June 30, 2008.  To the extent payments are due to LabCorp under this provision, $1.5 million would be due in January 2009 and $1.0 million would be due in each of January 2010 and 2011.  LabCorp accessioned approximately 90 ColoSure samples during the quarter ended September 30, 2008.

In July 2008, as part of a cost reduction initiative, the Company suspended the proposed clinical validation study of its Version 2 technology, eliminated eight positions and began seeking the re-negotiation of certain fixed commitments.  In connection with these cost reduction actions, the Company recorded restructuring charges of approximately $0.5 million during the three months ended September 30, 2008, including $0.2 million in one-time termination benefits arising under retention and severance agreements with each of the terminated employees and $0.3 million resulting from the write-off of leasehold improvements abandoned in connection with the reduction in force.  EXACT is pursuing efforts to further reduce its costs and may record additional restructuring charges related to such reductions in future periods.

Total operating expenses decreased to $2.4 million for the quarter ended September 30, 2008, as compared to $4.5 million for the third quarter of 2007.  General and administrative expenses for the quarter ended September 30, 2008 decreased to $1.3 million from $ 2.5 million when compared the quarter ended September 30, 2007.  This decrease included lower non-cash stock-based compensation charges of $0.9 million resulting from stock option modification charges recorded in the third quarter of 2007 in connection with the Company’s July 2007 reduction in force, as well as lower personnel and professional fees of $0.3 million.

Research and development expenses were lower for the quarter ended September 30, 2008 when compared to the same quarter of 2007 primarily as a result of the Company’s July 2008 cost reduction actions.  Sales and marketing expenses decreased to zero for the quarter ended September 30, 2008 following the elimination of the Company’s sales and marketing functions during the third quarter of 2007.  EXACT expects operating expenses to continue to decrease in future periods as a result of the cost reduction actions undertaken by the Company in July 2008.

As previously announced, on August 12, 2008 the Company received notification from The NASDAQ Stock Market LLC that it was not in compliance with the minimum market value of listed securities requirement to remain listed on the NASDAQ Global Market.  The Company requested a hearing before The NASDAQ Listing Qualifications Panel (the Panel), which was held on October 2, 2008 and which served to stay the delisting of the Company’s common stock from The NASDAQ Global Market pending the issuance of a formal decision by the Panel.  The Panel has not yet issued its decision in this matter.

As of September 30, 2008, the Company had approximately $6.1 million in unrestricted cash and cash equivalents.  The Company currently expects that its cash and cash equivalents on hand at September 30, 2008 will be sufficient to fund its operations through the end of the second quarter of 2009 based on the Company’s current cost structure and operating assumptions.

Recently Acquired Intellectual Property Rights

In October 2008, the Company expanded its license agreement with Johns Hopkins University to include the following:

•                  An expanded field of use for BEAMing, to include colorectal cancer and precancerous adenoma monitoring, in addition to diagnosing colorectal cancer from a screening assay.

•                  Improvements to JHU’s BEAMing technology for the non-invasive detection of colorectal cancer and precancerous adenomas.

•                  Additional colorectal cancer gene targets discovered by JHU.

•                  An option to obtain an exclusive license to BEAMing from JHU for the non-invasive detection of Trisomy 18 and 21 from plasma, serum, or blood samples.  The Company already maintains exclusive rights to JHU’s Digital PCR technology in any field of use.

Third Quarter 2008 Conference Call

EXACT Sciences will host a conference call to discuss its third quarter 2008 financial and operating results, recent corporate developments, the status of its strategic process, and current business outlook on Friday, November 7, 2008 at 8:30 a.m. ET.  A live web cast of the conference call can be accessed at EXACT Sciences’ web site, www.exactsciences.com, through the Investor Relations link.  The conference call and the web cast are open to all interested parties.  An archived version of the web cast will be available at www.exactsciences.com, through the Investor Relations link, for one month.  A replay of the conference call also will be available for 48 hours, beginning two hours after the completion of the live call.

Information for the call is as follows:

Domestic callers:  866-831-6270

International callers:  617-213-8858

Participant passcode:  71779189

The conference call replay information is as follows:

Domestic callers:  888-286-8010

International callers:  617-801-6888

Participant passcode:  27971834

About EXACT Sciences Corporation

EXACT Sciences Corporation uses applied genomics to develop patient-friendly screening technologies for use in the detection of cancer.  EXACT maintains an exclusive license agreement in the United States and Canada with Laboratory Corporation of America® Holdings (LabCorp®) allowing LabCorp to offer a testing service based on certain of EXACT Sciences’ intellectual property.  EXACT continues to retain rights to offer a testing service itself within the United States, to develop a U.S. Food and Drug Administration cleared or approved in vitro diagnostic test kit, and rights to license its technologies outside of the United States and Canada.  EXACT Sciences’ stool-based DNA technology is included in the colorectal cancer screening guidelines of the American Cancer Society and the U.S. Multi-Society Task Force on Colorectal Cancer (a group comprised of representatives from the American College of Gastroenterology, American Gastroenterological Association, and American Society for Gastrointestinal Endoscopy), and the American College of Radiology. EXACT Sciences is based in Marlborough, Mass.

Certain statements made in this press release that are not based on historical information are express or implied forward-looking statements relating to, among other things, EXACT Sciences’ expectations concerning its process to explore strategic alternatives, the breadth and fields of application for its intellectual property, anticipated expense reductions, anticipated cash balances, restructuring charges, business prospects and plans, and similar matters. These statements are neither promises nor guarantees, but are subject to a variety of risks and uncertainties, many of which are beyond EXACT Sciences’ control, and which could cause actual results to differ materially from those contemplated in these forward-looking statements. In particular, the risks and uncertainties include, among other things, EXACT Sciences’ ability to secure FDA approval or clearance for any of its products; changes in FDA guidance or policy; the ability to attract prospective collaborators or other parties to enter into a collaboration, acquisition or other strategic transaction with EXACT; the ability to raise additional capital on acceptable terms; the clinical performance and market acceptance of its technologies; the reproducibility of its research results in subsequent studies and in clinical practice; sufficient investment in the sales and marketing of EXACT Sciences’ technologies; the success of its strategic relationship with LabCorp; EXACT Sciences’ ability to license certain technologies or obtain raw materials for its technologies; the ability to convince Medicare and other third-party payors to provide adequate reimbursement for EXACT Sciences’ technologies; the ability to convince medical practitioners to order tests using EXACT Sciences’ technologies; the ability to increase the performance its technologies; the ability of EXACT Sciences or LabCorp to lower the cost of stool-based DNA screening technologies through automating and simplifying key operational processes; the number of people who decide to be screened for colorectal cancer using EXACT Sciences’ technologies; competition; the ability to protect EXACT Sciences’ intellectual property and the cost of enforcing or defending EXACT Sciences in litigation relating to intellectual property rights; and the possibility that other companies will develop and market novel or improved methods for detecting colorectal cancer.  Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. EXACT Sciences undertakes no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise. For additional disclosure regarding these and other risks faced by EXACT Sciences, see the disclosure contained in EXACT Sciences’ public filings with the Securities and Exchange Commission including, without limitation, its most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q filed with the SEC.

(tables follow)

EXACT SCIENCES CORPORATION

Selected Unaudited Financial Information

Condensed Consolidated Statements of Operation Data

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
In thousands, except per share data	2008	2007	2008	2007
Revenue:
Product royalty fees	$(1,000)	$(239)	$(1,787)	$(194)
License fees	337	338	1,013	2,520
Product	—	14	16	72
	(663)	113	(758)	2,398
Gross profit (loss):
Product royalty fees	(1,000)	(240)	(1,788)	(198)
License fees	337	338	1,013	2,520
Product	—	(31)	16	27
	(663)	67	(759)	2,349

Operating Expenses:
Research and development (1)	577	1,009	1,964	3,618
General and administrative (1)	1,271	2,456	4,601	5,551
Sales and marketing (1)	—	219	—	1,008
Restructuring	539	788	532	819
	2,387	4,472	7,097	10,996

Loss from operations	(3,050)	(4,405)	(7,856)	(8,647)

Interest income	36	210	224	707

Net loss	$(3,014)	$(4,195)	$(7,632)	$(7,940)

Net loss per share - basic and diluted	$(0.11)	$(0.16)	$(0.28)	$(0.30)

Weighted average common shares outstanding - basic and diluted	27,233	27,017	27,184	26,897

(1)	Non-cash stock-based compensation expense included in these amounts are as follows:

Research and development	$16	$49	$85	$482
General and administrative	246	1,107	707	1,630
Sales and marketing	—	45	—	219
Restructuring	3	174	3	174

EXACT SCIENCES CORPORATION
Condensed Consolidated Unaudited Balance Sheet Data
(In thousands)

	September 30,	December 31,
	2008	2007
Assets
Unrestricted cash and cash equivalents	$6,069	$4,486
Short-term investments	—	8,101
Prepaid expenses	255	275
Property and equipment, net	150	601
Patent costs, net of accumulated amortization	213	432
Restricted cash	600	700
Total assets	$7,287	$14,595

Liabilities and stockholders’ equity (deficit)
Total current liabilities	$6,106	$5,606
Deferred licensing fees, less current portion	1,688	2,701
Total stockholders’ equity (deficit)	(507)	6,288
Total liabilities and stockholders’ equity (deficit)	$7,287	$14,595

This selected financial information should be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, and the Company’s subsequent reports on Form 10-Q.

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